Exhibit 4.9

[Form of Note]

Cabela’s Incorporated
Cabela’s Catalog, Inc.
Cabela’s Marketing and Brand Management, Inc.
Cabela’s Retail, Inc.
Cabela’s Outdoor Adventures, Inc.
Cabelas.com, Inc.
Cabela’s Wholesale, Inc.
Cabela’s Ventures, Inc.
Wild Wings, LLC
Cabela’s Lodging, LLC
Van Dyke Supply Company, Inc.
Cabela’s Trophy Properties, LLC
Original Creations, LLC
Cabela’s Retail TX, L.P.
Cabela’s Retail GP, LLC
CRLP, LLC
Cabela’s Retail LA, LLC
Legacy Trading Company
Cabela’s Retail MO, LLC
Cabela’s Retail IL, Inc.

9.19% Senior Note, Series C
Due January 1, 2010

PPN: 12680# AC 2

No. [__________]
$[_________]	[Date]

For value received, Cabela’s Incorporated, a Delaware corporation (the “Company”) and the Subsidiaries of the Company consisting of (i) Cabela’s Catalog, Inc., a Nebraska corporation, (ii) Cabela’s Marketing and Brand Management, Inc., a Nebraska corporation, (iii) Cabela’s Retail, Inc., a Nebraska corporation, (iv) Cabela’s Outdoor Adventures, Inc., a Nebraska corporation, (v) Cabelas.com, Inc., a Nebraska corporation, (vi) Cabela’s Wholesale, Inc., a Nebraska corporation, (vii) Cabela’s Ventures, Inc., a Nebraska corporation, (viii) Wild Wings, LLC, a Minnesota limited liability company, (ix) Cabela’s Lodging, LLC, a Nebraska limited liability company, (x) Van Dyke Supply Company, Inc., a South Dakota corporation, (xi) Cabela’s Trophy Properties, LLC, a Nebraska limited liability company, (xii) Original Creations, LLC, a Minnesota limited liability company, (xiii) Cabela’s Retail TX, L.P., a Nebraska limited partnership, (xiv) Cabela’s Retail GP, LLC, a Nebraska limited liability company, (xv) CRLP, LLC, a Nebraska limited liability company, (xvi) Cabela’s Retail LA, LLC, a Nebraska limited liability company, (xvii) Legacy Trading Company, a South Dakota corporation, (xviii) Cabela’s Retail MO, LLC, a Nebraska limited liability company, and

(xix) Cabela’s Retail IL, Inc., an Illinois corporation (the Subsidiaries together with the Company being herein referred to collectively as the “Obligors”) hereby jointly and severally promise to pay to

[ ______________________ ]

or registered assigns
on the first day of January, 2010
the principal amount of

[ ______________________ ]

and to pay interest (computed on the basis of a 360 day year of twelve 30 day months) on the principal amount from time to time remaining unpaid hereon at the rate of 9.19% per annum from the date hereof until maturity with principal and interest payable as follows: (i) monthly installments of interest only payable on the first day of each month commencing on February 1, 1995 to and including January 1, 2003, (ii) 83 equal monthly installments of both principal and interest, each in the amount $80,928.35, payable on the first day of each month commencing on February 1, 2003 to and including December 1, 2009 and (iii) on January 1, 2010 all remaining unpaid principal and accrued interest thereon. The Obligors agree to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and premium, if any, and (to the extent legally enforceable) on any overdue installment of interest, at the rate of 11.19% per annum after the due date, whether by acceleration or otherwise, until paid. The principal hereof, premium, if any, and interest hereon are payable at the principal office of the Company in Sidney, Nebraska in coin or currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.  Notwithstanding anything to the contrary in the current paragraph, the Obligors agree that interest shall accrue as of June 1, 2007.

This Note is one of the 9.19% Senior Notes, Series C, due January 1, 2010 (the “Series C Notes”) of the Obligors in the aggregate principal amount of $5,000,000 together with $10,000,000 in aggregate principal amount of the Obligors’ 8.79% Senior Notes, Series A, due January 1, 2007 and $5,000,000 in aggregate principal amount of the Obligors’ 9.01% Senior Notes, Series B, due January 1, 2007 (collectively, all three Series being the “Notes”) originally issued under and pursuant to the terms and provisions of the separate Note Agreements with the Company, each dated as of January 1, 1995 (as amended, the “Note Agreements”) and entered into by the Obligors with the original Purchasers therein referred to pursuant to Amendment No. 4 to Note Agreements, and this Note and the holder hereof are entitled equally and ratably with the holders of all other Series C Notes outstanding under the Note Agreements to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Note Agreements for a statement of such rights and benefits.

This Note and the other Notes outstanding under the Note Agreements may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreements.

The Series C Notes are not subject to prepayment or redemption at the option of the Company prior to their expressed maturity dates except on the terms and conditions and in the amounts and with the premium, if any, set forth in the Note Agreements.

This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal, premium, if any, and interest on this Note shall be made only to or upon the order in writing of the registered holder.

Cabela’s Incorporated
Cabela’s Catalog, Inc.
Cabela’s Retail, Inc.
Cabela’s Outdoor Adventures, Inc.
Cabelas.com, Inc.
Cabela’s Wholesale, Inc.
Cabela’s Ventures, Inc.
Wild Wings, LLC
Cabela’s Lodging, LLC
Cabela’s Marketing and Brand Management, Inc.
Cabela’s Retail LA, LLC
Original Creations, LLC
Cabela’s Trophy Properties, LLC
Cabela’s Retail GP, LLC
Legacy Trading Company
CRLP, LLC
Cabela’s Retail Mo, LLC
Cabela’s Retail IL, Inc.

By:
	Name:	Ralph W. Castner
	Title:	Vice-President, CFO, Secretary or Treasurer

Van Dyke Supply Company, Inc.

By:
	Name:	Gregg Severinson
	Title:	Vice President

Cabela’s Retail TX, L.P.

By:	Cabela’s Retail GP, LLC
Its:	General Partner

By:
	Name:	Ralph W. Castner
	Title:	Secretary and Treasurer

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